AVP, INC. ANNOUNCES 2007 THIRD QUARTER
FINANCIAL RESULTS

Nine Month Revenue Increases 12% over 2006; Company Announces Hot Winter Nights Tour Scheduled to Bring 19 New Indoor Events in 2008

LOS ANGELES, Calif., - November 12, 2007 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for the third quarter of calendar year 2007.

Highlights

•	Total Revenue increased 12% year-over-year for the first nine months of 2007 to $23.8 million
•	Launched Hot Winter Nights indoor volleyball tour set with 19 events in January and February 2008
•	CROCS title sponsorship extended for AVP CROCS Tour through 2012
•	Russ Pillar appointed as Vice Chairman, Operations and Vice Chairman of the Board of Directors
•	Unveiled AVP.com Mosaic, powered by Major League Baseball Advanced Media (MLBAM) to provide fans the ability to watch multiple matches via live streaming video
•	AVP CROCS Tour debut on NBC sports, broadcasted live and featuring over 14 hours of Tour coverage

Third Quarter Results

For the third quarter, ended September 30, 2007, the Company reported revenue of $12.8 million, down slightly when compared to the $13.8 million reported in the third quarter of 2006. Net loss for the third quarter of 2007 was ($0.8 million), or a loss of ($0.04) per share, which compares to a net income of $2.6 million, or $0.09 per diluted share, in the third quarter of 2006. Included in the third quarter net loss of 2007 was a one time charge of ($0.6 million), or a loss of ($0.03) per share of legal and other fees associated with the terminated Shamrock Holdings transaction.

The Company ended the third quarter with cash and cash equivalents of $3.7 million.

Nine Months Ended September 30, 2007
For the nine months ended September 30, 2007, total revenue was $23.8 million, up 12% compared to $21.2 million for the same period in 2006. Net loss for the first nine months of 2007 was ($2.0 million), or a loss of ($0.10) per share, compared to a net income, excluding deemed dividend, of $1.1 million, or $0.05 per diluted share, for the same period last year. Included in the nine month net loss of 2007 is a one time charge of ($1.4 million) or a loss of ($0.07) per share of legal and other fees associated with the terminated Shamrock Holdings transaction.

“We continue to make progress with the expansion and growth of AVP,” said Chief Executive Officer and Tour Commissioner of AVP, Inc., Leonard Armato. “During the year we have had a number significant developments including the announcement of the AVP Hot Winter Nights tour series which will add nineteen new indoor beach volleyball events in January and February of 2008. We are also very pleased to have signed a five- year extension agreement with CROCS to extend their title sponsorship of the AVP CROCS tour through 2012, as we continue a strong strategic relationship with them. Most significantly, we continued to increase the number of tour events and cities, and associated media and broadcast coverage as we work to expand the overall reach of the AVP Tour.”

Mr. Armato continued, “During the first nine months of the year we strengthened our internal operations significantly and are very pleased with the new promoters and key hires we have announced throughout the past year. I was particularly excited to announce recently the appointment of Russ Pillar to our board of directors. Russ comes to us with a rich background in media and entertainment and will focus on helping us realize improved operational efficiencies and execute on our growth initiatives.”

Mr. Armato added, “During the quarter we mutually terminated our agreement with Shamrock to take AVP private due to shareholder opposition of the transaction. As anticipated, we recognized some legal fees associated with this transaction. Looking forward, we remain focused on moving onward and upward, growing our business through exciting initiatives, new strategic relationships and continuing to explore a flood of other expansion opportunities that we look forward to announcing in the coming quarters.”

Mr. Armato concluded, "We anticipate increased visibility for the AVP and its athletes leading into, including, and following the 2008 Olympic Games. Notably, both the AVP men's and women's teams won the World Championships of Beach Volleyball and are medal favorites going into the Olympics."

About AVP, Inc.

AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, AVP held 18 AVP Crocs Tour events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc	MKR Group, Inc.
Tom Torii	Investor Relations
Interim CFO	Charles Messman
(310) 426-8000	(323) 468-2300
avpi@mkr-group.com

- Financial tables to follow -

AVP, INC
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,739,212	$5,052,636

Accounts receivable, net of allowance for doubtful accounts of $232,269 and $25,193	5,479,284	2,653,473
Prepaid expenses	237,941	242,007
Other assets - current portion	162,355	301,477
TOTAL CURRENT ASSETS	9,618,792	8,249,593

PROPERTY AND EQUIPMENT, net	413,301	340,054

OTHER ASSETS	133,678	105,373

TOTAL ASSETS	$10,165,771	$8,695,020

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$2,878,334	$529,331
Accrued expenses	2,682,217	1,049,439
Deferred revenue	84,369	1,056,960
TOTAL CURRENT LIABILITIES	5,644,920	2,635,730

NON-CURRENT LIABILITIES	100,945	190,766

TOTAL LIABILITIES	5,745,865	2,826,496

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized,no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized,47,152 and 69,548 shares issued and outstanding	48	70

Common stock, $.001 par value, 80,000,000 shares authorized,20,490,096 and 19,751,838 shares issued and outstanding	20,490	19,752

Additional paid-in capital	39,626,548	39,077,065

Accumulated deficit	(35,227,180)	(33,228,363)

TOTAL STOCKHOLDERS' EQUITY	4,419,906	5,868,524

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,165,771	$8,695,020

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

REVENUE
Sponsorships/Advertising (1)	$10,228,458	$11,155,368	$19,219,248	$17,388,458
Other	2,577,980	2,654,724	4,604,591	3,855,602
TOTAL REVENUE	12,806,438	13,810,092	23,823,839	21,244,060

EVENT COST (2)	10,761,071	9,292,516	17,998,538	14,652,753
GROSS PROFIT	2,045,367	4,517,576	5,825,301	6,591,307

OPERATING EXPENSES
Sales and Marketing (3)	919,872	814,098	2,658,089	2,037,892
Administrative (4)	1,919,833	1,200,724	5,324,373	3,648,772
TOTAL OPERATING EXPENSES	2,839,705	2,014,822	7,982,462	5,686,664

OPERATING LOSS	(794,338)	2,502,754	(2,157,161)	904,643

OTHER INCOME (EXPENSE)
Interest expense	(745)	(7,823)	(745)	(19,754)
Interest income	44,748	72,173	158,725	127,118
Gain on sale of asset	-	-	9,774	9,863
Gain on warrant derivative	-	-	-	111,042
TOTAL OTHER INCOME (EXPENSE)	44,003	64,350	167,754	228,269

INCOME (LOSS) BEFORE INCOME TAXES	(750,335)	2,567,104	(1,989,407)	1,132,912

INCOME TAXES	(8,610)	-	(9,410)	(800)

NET INCOME (LOSS)	(758,945)	2,567,104	(1,998,817)	1,132,112

Deemed Dividend to Series B Preferred
Stock Shareholders	-	-	-	91,973

Net Income (Loss) Available to Common
Shareholder	$(758,945)	$2,567,104	$(1,998,817)	$1,040,139

Earnings (loss) per common share:
Basic	$(0.04)	$0.13	$(0.10)	$0.07
Diluted	$(0.04)	$0.09	$(0.10)	$0.04

Shares used in computing earning (loss) per share:
Basic	20,443,269	19,672,889	20,064,693	15,978,091
Diluted	20,443,269	27,718,609	20,064,693	24,199,242

(1) Sponsorship/advertising includes $507,800 and $158,496 in stock base contra revenue for the three months ended September 30, 2007 and 2006, respectively and $507,800 and $252,842 for the nine months ended September 30, 2007 and 2006, respectively.

(2) Event costs include stock based expenses of $0 and $0 for the three months ended September 30, 2007 and 2006, respectively and $0 and $1,000,000 for the nine months ended September 30, 2007 and 2006, respectively.

(3) Sales and marketing expenses includes stock based expenses of $19,045 and $27,575 for the three months ended September 30, 2007 and 2006, respectively and $101,266 and $61,549 for the nine months ended September 30, 2007 and 2006, respectively.

(4) Administrative expenses includes stock based expenses of $21,236 and $40,656 for the three months ended September 30, 2007 and 2006, respectively and $64,192 and $254,623 for the nine months ended September 30, 2007 and 2006, respectively.